UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2005

Federal National Mortgage Association
(Exact name of registrant as specified in its charter)

Fannie Mae

Federally chartered corporation	000-50231	52-0883107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3900 Wisconsin Avenue, NW
Washington, DC	20016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 202-752-7000
(Former Name or Former Address, if Changed Since Last Report): ________________
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
Compensation arrangements with newly appointed executives
On November 8, 2005, the Board of Directors of Fannie Mae (formally, the Federal National Mortgage Association) appointed Robert T. Blakely as its Executive Vice President and Chief Financial Officer. A description of Mr. Blakely’s compensation arrangements, which will become effective upon his joining the company, is provided in Item 5.02 below, and is incorporated herein by reference.
As discussed below, on November 8, 2005 the Board also appointed Robert J. Levin as Fannie Mae’s Executive Vice President and Chief Business Officer and Michael J. Williams as Executive Vice President and Chief Operating Officer. In connection with their new appointments, Fannie Mae’s Board of Directors increased Mr. Levin’s annual base salary from $675,000 to $750,000 and Mr. Williams’ from $516,724 to $650,000. At the same time, the Board approved an increase in Mr. Levin’s annual cash bonus target award from 160% to 220% of base salary, and an increase in Mr. Williams’ bonus target award from 160% to 190% of his base salary. Under the terms of Fannie Mae’s annual incentive plan, the amount of any final bonus may be less than, equal to, or greater than the individual’s target amount, depending on both corporate and individual performance. In connection with its capital restoration plan, Fannie Mae also committed to seek prior approval from the Office of Federal Housing Enterprise Oversight (“OFHEO”) for all payment of bonuses or other non-salary compensation awards for executive officers.
Compensation arrangements with newly elected director
As discussed below, on November 8, 2005, the Board of Directors of Fannie Mae elected Bridget A. Macaskill to join Fannie Mae’s Board of Directors, effective December 1, 2005. In accordance with Fannie Mae’s non-management director compensation practices, Ms. Macaskill will be paid a retainer at a rate of $35,000 per year, plus $1,500 for attendance at each Board or Board committee meeting. Upon the start of her Board service, Ms. Macaskill will receive a total of 1,062 shares of restricted stock. Under the terms of the grants, Ms. Macaskill’s shares of restricted stock are scheduled to vest on the day before future annual meetings at the rate of: 412 shares before the 2006 annual meeting; and 650 shares before the 2007 annual meeting. These shares cannot be sold or otherwise transferred until they vest, and vesting is contingent on Ms. Macaskill’s service on Fannie Mae’s Board at the time of vesting, subject to accelerated vesting upon departure from the Board due to death, total disability, or not being renominated after age 70. As a holder of restricted stock, Ms. Macaskill will have all of the rights and privileges of a shareholder as to the restricted stock, other than the ability to sell or otherwise transfer it, including the right to receive dividends declared with respect to the stock and the right to provide instructions on how to vote the stock.
Under the terms of Fannie Mae’s Stock Compensation Plan of 2003, directors receive an annual grant of stock options to purchase 4,000 shares of common stock on the date of the company’s annual shareholders meeting. Any director who joins the Board after the annual meeting automatically receives a stock option award for a prorated amount of shares. Because Fannie Mae is in the process of restating its financial statements, the company does not anticipate holding an annual shareholders meeting in 2005 and, accordingly, no automatic stock option grants have been made this year. In connection with Ms. Macaskill’s election to the Board, the Board determined that if, in the future, stock option grants are made to other members of the Board with respect to 2005, Ms. Macaskill will receive a prorated grant of options to purchase 2,000 shares of Fannie Mae common stock at that time. Under the terms of the Stock Compensation Plan of 2003, the exercise price of each option granted would be the fair market value on the award date.
In accordance with Fannie Mae’s customary practice, Fannie Mae plans to enter into an indemnification agreement with Ms. Macaskill, the form of which has been filed as Exhibit 10.7 to Fannie Mae’s Form 10 filed with the Securities and Exchange Commission on March 31, 2003. Ms. Macaskill will also be eligible to participate in the Fannie Mae Director’s Charitable Award Program, pursuant to which Fannie Mae makes donations upon the death of a director to up to five charitable organizations or educational institutions of the director’s choice. Under the program, Fannie Mae donates $100,000 for every year of service by a director, up to a maximum of $1,000,000.

Compensation arrangements with Daniel H. Mudd
As previously disclosed, in June 2005 the Board of Directors requested the Compensation Committee to propose for approval by the Board a new employment agreement and compensation arrangements for Daniel H. Mudd in connection with his appointment as President and Chief Executive Officer. On November 15, 2005, the independent members of the Board approved a new employment agreement with Mr. Mudd. A copy of the employment agreement, dated November 15, 2005, between Fannie Mae and Mr. Mudd is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
The Compensation Committee engaged its independent compensation consultant to assist the Committee in developing and considering the terms of Mr. Mudd’s employment agreement. The Committee’s compensation consultant does not perform any services for Fannie Mae at the direction of management. The Committee also engaged outside counsel to negotiate and provide legal advice with respect to the terms of the agreement. In its considerations, the Committee and the independent members of the Board:
•	Reviewed Fannie Mae’s obligations under the Charter Act, which provides that the company shall pay its executive officers compensation that the Board determines to be “reasonable and comparable with compensation for employment in other similar businesses (including other publicly held financial institutions or major financial services corporations) involving similar duties and responsibilities.”

•	Took into account emerging trends in executive-compensation best practices.

•	Developed a proposed contract structure based on advice from the Board’s independent compensation consultant and outside counsel.

•	Considered differences between the proposed terms of Mr. Mudd’s employment agreement and the terms of his prior agreement.

•	Compared Mr. Mudd’s proposed total compensation (base salary, annual cash bonus, and long-term incentives) with the total compensation paid to the chief executive officers of companies in Fannie Mae’s standard comparison group, which is comprised of banks, insurance companies and other diversified financial services companies.

•	Noted that total compensation to be provided to Mr. Mudd under his new employment agreement was positioned at the lowest one-third (approximately the 30th percentile) of the companies in this comparison group.

•	Reviewed comprehensive analyses of proposed termination benefits under various scenarios at various times during the term of the agreement.

•	Compared proposed provisions relating to pension benefits and termination with those provided by the standard comparison group of companies to their chief executive officers.

•	Received an opinion from the compensation consultant that Mr. Mudd’s compensation package is consistent with the legal standards set forth in the Fannie Mae Charter Act and the Federal Housing Enterprises Financial Safety and Soundness Act of 1992.
The information reviewed by the Compensation Committee and the Board described above was presented to OFHEO in connection with its required approval of the agreement’s termination benefits and the grant of restricted stock to Mr. Mudd discussed below. Any changes to such termination benefits would require the approval of OFHEO.
The employment agreement with Mr. Mudd replaces his existing employment agreement, effective as of June 1, 2005, and provides for his employment through December 31, 2009. Under the new employment agreement, Mr. Mudd’s annual base salary was increased from its previous level of $850,000 to $950,000. This base salary is subject to periodic review and possible increases, but not decreases, by the Board. Compensation arrangements for Mr. Mudd are determined annually by the Board of Directors (excluding Mr. Mudd and any other non-independent members of the Board) upon the recommendation of the Compensation Committee of the Board of Directors. The Board also approved an increase in Mr. Mudd’s annual cash bonus target award from 235% to 275% of base salary. Mr. Mudd’s new 2005 annual base salary and bonus target will apply from June 1, 2005 to the end of the year. The amount of any cash bonus Mr. Mudd receives may be less than, equal to, or greater than his target amount, depending on corporate and individual performance, and subject to prior approval from OFHEO while the company is subject to its capital restoration plan.

Mr. Mudd is entitled to participate in the company’s Executive Pension Plan, but at age 47 and with his current number of years of service, he is not currently entitled to a retirement benefit under that plan. The Executive Pension Plan supplements the benefits payable to key officers under the Fannie Mae Retirement Plan. Payments are reduced by any amounts payable under the Fannie Mae Retirement Plan, any amounts payable under the Civil Service retirement system attributable to Fannie Mae’s contributions for service with it and, in certain circumstances, any amounts attributable to employer contributions payable under a prior employer’s tax-qualified plan. Participants are granted pension benefits of a percentage of the average total compensation for the three consecutive years of the participant’s last ten years of employment when total compensation was the highest. Total compensation generally is a participant’s average annual base salary, including deferred compensation, plus the participant’s other taxable compensation, with the exception of gain from the exercise of stock options, paid by Fannie Mae for the relevant year, up to 50% of annual base salary for that year. To be fully vested in the plan, a participant must have 10 years of service as a participant in the plan, with partial vesting usually beginning after five years. A participant who retires at or after age 55 but before age 60 generally receives a benefit reduced by 2% for each year in which the participant receives benefits prior to age 60. The benefit payment typically is a monthly amount equal to 1/12th of the participant’s annual retirement benefit payable during the lives of the participant and the participant’s surviving spouse. If a participant dies before receiving benefits under the Executive Pension Plan, generally his or her surviving spouse will be entitled to a death benefit that begins when the spouse reaches age 55, based on the participant’s pension benefit at the date of death. A participant who is married at the time of retirement will receive benefits in the form of a joint and 100% survivor annuity. Normally, the amount of benefit payments is not actuarially reduced to reflect the joint life expectancy of the participant and the participant’s spouse.
Mr. Mudd’s employment agreement provides that his pension goal will be at least 50% of the average total compensation for the three consecutive years of his last ten years of employment when total compensation was the highest, and his current pension goal is 50%. Mr. Mudd’s total compensation for a given year includes other taxable compensation up to 100%, not 50%, of his annual base salary for that year. If Mr. Mudd retires before age 60, his pension goal will be reduced by 3%, rather than the 2% reduction generally applicable to participants in the plan, for each year in which he receives benefits prior to age 60. In addition, his benefit payments will be in the form of a joint and 100% survivor annuity, actuarially reduced to reflect the joint life expectancy of Mr. Mudd and his spouse.
During the employment term, Mr. Mudd also will be eligible to be considered for awards under the company’s stock option, restricted stock, annual incentive and performance share programs, and to receive life insurance benefits, all in accordance with the company’s compensation philosophy and life insurance policies and programs that are in effect from time to time. Under its capital restoration plan, Fannie Mae must obtain the approval of OFHEO prior to providing Mr. Mudd with any non-salary compensation awards. Mr. Mudd also will be eligible to receive certain fringe benefits in accordance with the company’s policies, including legal expenses incurred in negotiating his employment agreement and reimbursement for a complete annual physical examination. He is also eligible to participate generally in company benefit programs that are from time to time in effect and in which other senior officers of the company generally are entitled to participate. Mr. Mudd’s bonus and other incentive-based or equity-based compensation will be subject to reimbursement to the company if required by Section 304 of the Sarbanes-Oxley Act of 2002 or provisions of the company’s compensation plans and arrangements, notwithstanding any provisions of the agreement to the contrary.
Mr. Mudd’s employment agreement provides for certain benefits upon the termination of his employment with the company. As described in more detail below, these benefits vary depending on the reason for his termination.

•	Termination without Cause, for Good Reason or upon expiration of the agreement.

Mr. Mudd’s employment agreement provides that if Mr. Mudd is terminated by the company without “Cause,” or if Mr. Mudd terminates his employment for any of the specified “Good Reason” events described below, or if Mr. Mudd’s employment is terminated due to the expiration of the agreement term on December 31, 2009, he would be entitled to receive his accrued but unpaid base salary, base salary for the period through the second anniversary of the termination of his employment (subject to offset for income from other employment or self-employment, other than board service), all amounts payable (but unpaid) under the company’s annual incentive plan with respect to any year ended on or prior to the date of termination of his employment, a prorated annual incentive plan payment for the year of termination, all amounts payable (but unpaid) under any performance share award with respect to a performance cycle that had ended as of the date of termination of his employment, a prorated performance share program payment for any performance cycle as to which at least 18 months had elapsed as of the date of termination, full vesting of any unvested restricted stock and stock options, and, only in the cases of termination by the company without “Cause” and termination by Mr. Mudd for a “Good Reason,” medical and dental coverage for Mr. Mudd and his spouse and coverage for his dependents (so long as they remain his dependents or, if later, until they reach the age of 21), at no cost to Mr. Mudd, until the earlier of the second anniversary of the termination of his employment and the date on which Mr. Mudd obtains comparable coverage through another employer.

•	Termination due to serious illness or disability

With the exception of the continued medical and dental coverage, the same benefits described above would be payable in the event Mr. Mudd’s employment were to terminate by reason of serious illness or disability, subject to an offset against salary continuation for any employer-provided disability benefits.

•	Termination due to acceptance of senior position in U.S. federal government

If Mr. Mudd terminates his employment by reason of his acceptance of an appointment to a senior position in the U.S. federal government, he will receive his accrued but unpaid base salary, all amounts payable (but unpaid) under the company’s annual incentive plan with respect to any year ended on or prior to the date of termination of his employment, a prorated annual incentive plan payment for the year of termination, all amounts payable (but unpaid) under any performance share award with respect to a performance cycle that had ended as of the date of termination of his employment, a prorated performance share program payment for any performance cycle as to which at least 18 months had elapsed as of the date of termination, and full vesting of any unvested restricted stock.

•	Termination due to death

In the event of Mr. Mudd’s death during the employment term, his estate or beneficiary, as applicable, would be entitled to his accrued but unpaid base salary, all amounts payable (but unpaid) under the annual incentive plan for any year ended on or prior to his death, a prorated annual incentive plan payment for the year of death, all amounts payable (but unpaid) under any performance share award with respect to a performance cycle that had ended on or prior to the date of death, a prorated performance share program payment for any performance cycle as to which at least 18 months had elapsed prior to the date of death, and full vesting of any unvested restricted stock and stock options.

•	Termination due to retirement

In the event Mr. Mudd retires at or after age 65, or at an earlier age in certain situations, he would be entitled to receive his accrued but unpaid base salary, all amounts payable (but unpaid) under any performance share award with respect to a performance cycle that had ended as of the date of his retirement, a prorated performance share program payment for any performance cycle as to which at least 18 months had elapsed as of the date of his retirement, full vesting of any unvested stock options and, in the case of retirement at or after age 65, full vesting of any unvested restricted stock and, in the case of retirement at an earlier age, the Board may, in its discretion, fully vest any unvested restricted stock.

•	Voluntary termination and termination for Cause

If Mr. Mudd were to be terminated for “Cause” or if Mr. Mudd were to terminate his employment voluntarily other than for “Good Reason” as defined in his agreement or in order to accept an appointment to a senior position in the U.S. federal government, he would be entitled only to accrued but unpaid base salary plus such vested benefits or awards, if any, which have vested prior to such date; provided, however, that if he is terminated for “Cause,” he would not be entitled to any amounts payable (but unpaid) of any bonus or under any performance share award with respect to a performance cycle if the reason for such termination for “Cause” is substantially related to the earning of such bonus or to the performance over the performance cycle upon which the payment was based.
Mr. Mudd’s employment agreement defines “Good Reason” as any of the following circumstances that remains uncured after 30 days notice: (a) a material reduction of his authority or a material change in his functions, duties or responsibilities that in any material way would cause his position to become less important, (b) a reduction in his base salary, (c) a requirement that he report to anyone other than the Chairman of the Board of Directors, (d) a requirement that he relocate his office outside of the Washington, D.C. area, or (e) a breach by Fannie Mae of any material obligation it has under the agreement. Under the agreement, Fannie Mae would have “Cause” if Mr. Mudd (A) materially harmed Fannie Mae by, in connection with his service under his employment agreement, engaging in dishonest or fraudulent actions or willful misconduct, or performing his duties in a grossly negligent manner, or (B) were convicted of, or pleaded nolo contendere with respect to, a felony. The agreement further provides that no act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that the action or omission was in the best interests of Fannie Mae.
The employment agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. If necessary to avoid the imposition of penalties and additional taxes under Section 409A, the timing of severance payments will be subject to a six-month deferral and any amount payable under Fannie Mae’s annual incentive plan or any performance share award will be paid to Mr. Mudd not later than the expiration of two and one-half months from the end of the first year in which the amount is no longer subject to a substantial risk of forfeiture.
Mr. Mudd’s employment agreement with the company also obligates him not to compete with the company in the United States, solicit any officer or employee of the company or its affiliates to terminate his or her relationship with the company or to engage in prohibited competition, or to assist others to engage in activities in which Mr. Mudd would be prohibited from engaging, in each case for two years following termination. Mr. Mudd’s employment agreement provides the company with the right to seek and obtain injunctive relief from a court of competent jurisdiction to restrain Mr. Mudd from any actual or threatened breach of the obligations described in the preceding sentence. Disputes arising under the employment agreement are to be resolved through arbitration, with the company bearing Mr. Mudd’s legal expenses unless he does not prevail. As required by Mr. Mudd’s employment agreement and by federal law, the provisions of the agreement relating to benefits upon termination of employment have been reviewed and approved by the Director of OFHEO.
With OFHEO’s approval, on November 15, 2005, the independent members of Fannie Mae’s Board awarded Mr. Mudd a grant of shares of restricted stock with a fair market value of $1.5 million, subject to vesting in three equal annual installments beginning in March 2006. These shares cannot be sold or otherwise transferred until vested, and vesting is contingent on Mr. Mudd’s continued employment with Fannie Mae, subject to accelerated vesting due to death, disability, retirement or, under certain circumstances, negotiated separation. As a holder of restricted stock, Mr. Mudd will have the rights and privileges of a shareholder as to the restricted common stock, other than the ability to sell or otherwise transfer it, including the right to receive any dividends declared with respect to the stock and the right to provide instructions on how to vote the stock.

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Election of Bridgett A. Macaskill
On November 8, 2005, the Board of Directors of Fannie Mae elected Bridget A. Macaskill to join the Board effective December 1, 2005. The Board also appointed Ms. Macaskill to the Board’s Risk Policy and Capital and Compensation committees effective when she joins the Board. Since 2001, Ms. Macaskill has been providing consulting services to the financial services industry, and started her own consulting firm, BAM Consulting LLC, in 2003. She previously served as Chairman and Chief Executive Officer of OppenheimerFunds, Inc., where she worked from 1983 to 2001. Ms. Macaskill serves on the board of trustees of the College Retirement Equities Fund (“CREF”) and the boards of directors of Prudential plc and J. Sainsbury plc.
Appointment of Robert T. Blakely as Chief Financial Officer
On November 8, 2005, the Board appointed Robert T. Blakely Executive Vice President and Chief Financial Officer. Mr. Blakely is expected to join Fannie Mae in that role in January 2006. Robert Levin, the company’s interim Chief Financial Officer, will continue in that role until Mr. Blakely joins the company. As Chief Financial Officer, Mr. Blakely will be Fannie Mae’s principal financial officer. Mr. Blakely, 63, has been Executive Vice President, Chief Financial Officer, and Chief Accounting Officer of MCI, Inc. since April 2005, and Executive Vice President and Chief Financial Officer of MCI from April 2003 to April 2005. Mr. Blakely has been President of Performance Enhancement Group, Inc., a private equity firm formed to invest in the high performance automotive components business, since July 2002. Mr. Blakely was Executive Vice President and Chief Financial Officer of Lyondell Chemical Company from November 1999 to June 2002; Executive Vice President of Tenneco, Inc. from 1996 to November 1999 and Chief Financial Officer from 1981 to November 1999. Mr. Blakely also was a Member of the Financial Accounting Standards Advisory Council from 1999 to November 2003. Mr. Blakely serves on the board of directors of Natural Resources Partners L.P. and Westlake Chemicals Corporation.
Except as described in this report, compensation arrangements for Mr. Blakely will be determined annually by the Compensation Committee of Fannie Mae’s Board of Directors, subject to approval by the Board. Under the terms of his employment arrangement with Fannie Mae, Mr. Blakely will receive a base salary of $650,000 per year and, upon joining the company, a grant of 10,000 restricted stock units, subject to vesting in equal annual installments over three years. A restricted stock unit represents the right to receive a share of stock from the company upon vesting. The shares issuable upon vesting cannot be sold or otherwise transferred until vested, and vesting is contingent on the recipient’s continued employment with Fannie Mae, subject to accelerated vesting due to death, disability, retirement or, under certain circumstances, negotiated separation. As a holder of restricted stock units, Mr. Blakely will not have the rights and privileges of a shareholder prior to vesting but will receive additional compensation equal to the amount of any dividends paid with respect to the stock issuable upon vesting of the units. Pursuant to Fannie Mae’s customary practice, Fannie Mae plans to enter into an indemnification agreement with Mr. Blakely, the form of which has been filed as Exhibit 10.7 to Fannie Mae’s Form 10 filed with the Securities and Exchange Commission on March 31, 2003
Mr. Blakely also will be eligible to participate in Fannie Mae’s annual incentive plan, to receive variable long-term incentive awards, and to participate in Fannie Mae’s Executive Pension Plan and other compensation and benefits programs that are available to Fannie Mae executive vice presidents generally. Under the annual incentive plan, Mr. Blakely’s bonus target award for 2006 has been set at 190% of his base salary. The amount Mr. Blakely will receive may be less than, equal to, or greater than his target amount, depending on both corporate and individual performance, except that in order to recruit Mr. Blakely Fannie Mae guaranteed that his 2006 bonus would be at least 75% of the target. Pursuant to Fannie Mae’s capital restoration plan, payment of Mr. Blakely’s bonus and non-salary compensation awards will be subject to prior approval from OFHEO.

Under the terms of his employment arrangement, Mr. Blakely’s pension goal under Fannie Mae’s Executive Pension Plan is 40% of average total compensation for the three consecutive years of his last ten years of employment when total compensation is the highest. More information regarding the terms of Fannie Mae’s Executive Pension Plan appears above in the description of Mr. Mudd’s employment agreement.
Appointment of Robert J. Levin as Chief Business Officer
On November 8, 2005, the Board appointed Robert J. Levin Executive Vice President and Chief Business Officer effective immediately. In his new role, Mr. Levin will have lead responsibility for overseeing and integrating the company’s Single-Family business, Portfolio business, and Housing and Community Development business. Mr. Levin, 50, has been the company’s interim Chief Financial Officer since December 2004 and will continue in that role until Mr. Blakely joins the company. Prior to his position as interim Chief Financial Officer, Mr. Levin was the Executive Vice President of Housing and Community Development from June 1998 to December 2004. From June 1990 to June 1998, he was Executive Vice President – Marketing. Mr. Levin joined Fannie Mae in 1981.
Except as described in this report, compensation arrangements for Mr. Levin are determined annually by the Compensation Committee of Fannie Mae’s Board of Directors, subject to approval by the Board. A description of changes to Mr. Levin’s compensation arrangements as a result of his new appointment is provided in Item 1.01 of this Form 8-K and is incorporated herein by reference. Information regarding Mr. Levin’s employment agreement and compensation arrangements is contained in a Form 8-K Fannie Mae filed on December 27, 2004 under the heading “Employment Agreements with Messrs. Mudd and Levin” and in a Form 8-K Fannie Mae filed on March 11, 2005 under the subheading “Long-Term Incentive Awards for Senior Officers.” These portions of these Forms 8-K are incorporated herein by reference. Mr. Levin’s pension goal under Fannie Mae’s Executive Pension Plan remains at its current level of 40% of average total compensation for the three consecutive years of his last ten years of employment when total compensation is the highest. More information regarding the terms of Fannie Mae’s Executive Pension Plan appears above in the description of Mr. Mudd’s employment agreement.
Pursuant to the provisions of Fannie Mae’s bylaws and indemnification agreements, directors and officers have a right to indemnification for fees and expenses reasonably incurred in connection with any investigation, claim, action, suit or proceeding, to the fullest extent permitted by applicable law, by reason of the fact that such person is or was serving as a director or officer of Fannie Mae. Since January 1, 2005, Fannie Mae has paid $100,824 on behalf of Mr. Levin for legal fees incurred in connection with the investigation by OFHEO and related investigations and shareholder litigation. Fannie Mae also maintains insurance for the benefit of directors and officers which may cover some of these expenses. Bills with respect to the foregoing matters submitted to the company are reviewed and processed for payment of expenses.
Mr. Levin’s sister is employed as a non-officer employee in Fannie Mae’s Enterprise Systems Operations division. Mr. Levin’s sister was paid approximately $85,000 in 2004, and approximately $91,000 since January 1, 2005 in salary and cash bonus. She also receives benefits under the company’s compensation and benefit plans that are generally available to Fannie Mae employees, including Fannie Mae’s employee stock purchase plan and employee stock ownership plan. The Enterprise Systems Operations division does not report, nor has it ever reported, to Mr. Levin.
Appointment of Daniel H. Mudd, President and Chief Executive Officer
On June 1, 2005, Fannie Mae announced the appointment of Daniel H. Mudd as President and Chief Executive Officer. In a Form 8-K filed on June 7, 2005, Fannie Mae disclosed that the Board of Directors requested the Compensation Committee to propose a new employment agreement and compensation arrangements for Mr. Mudd in connection with his appointment as President and Chief Executive Officer for approval by the Board. Fannie Mae entered into a new employment agreement with Mr. Mudd on November 15, 2005. A description of the agreement is provided in Item 1.01 of this Form 8-K.

In 2004, Fannie Mae paid $114,166, and since January 1, 2005, Fannie Mae has paid $397,994, on behalf of Mr. Mudd for legal fees incurred in connection with shareholder litigation and investigations.
Appointment of Michael J. Williams as Chief Operating Officer
On November 8, 2005, the Board appointed Michael J. Williams Executive Vice President and Chief Operating Officer effective immediately. As Chief Operating Officer, Mr. Williams will have overall responsibility for operations management including the creation and implementation of systems, processes, and procedures to help manage Fannie Mae. He will direct the administrative functions in the areas of technology systems, business operations, and human resources. Mr. Williams, 48, has been Fannie Mae’s Executive Vice President for Regulatory Agreements and Restatement since February 2005. He has been responsible for managing Fannie Mae’s overall effort to restate and reaudit its financial statements since January 2005 and for fulfilling all Fannie Mae obligations under Fannie Mae’s agreements with OFHEO since October 2004. Mr. Williams also served as President – Fannie Mae eBusiness from July 2000 to February 2005 and as Senior Vice President – e-commerce from July 1999 to July 2000. He was Senior Vice President – Customer Applications and Technology Integration from November 1993 to July 1999. Mr. Williams joined Fannie Mae in 1991.
Except as described in this report, compensation arrangements for Mr. Williams are determined annually by the Compensation Committee of Fannie Mae’s Board of Directors, subject to approval by the Board. A description of changes to Mr. Williams’s compensation arrangements as a result of his new appointment is provided in Item 1.01 of this Form 8-K and is incorporated herein by reference. Information regarding Mr. Williams’s compensation arrangements is contained in a Form 8-K Fannie Mae filed on March 11, 2005 under the subheading “Long-Term Incentive Awards for Senior Officers” and is incorporated herein by reference. Mr. Williams’ pension goal under Fannie Mae’s Executive Pension Plan remains at its current level of 40% of average total compensation for the three consecutive years of his last ten years of employment when total compensation is the highest. More information regarding the terms of Fannie Mae’s Executive Pension Plan appears above in the description of Mr. Mudd’s employment agreement.
Item 9.01.      Financial Statements and Exhibits.
     (c) Exhibits.      The exhibit index filed herewith is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION
By:	/s/ Ann M. Kappler
Ann M. Kappler
Executive Vice President and General Counsel

Date: November 15, 2005

EXHIBIT INDEX

The following exhibits are submitted herewith:

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated November 15, 2005, between Fannie Mae and Daniel H. Mudd.

99.1	November 10, 2005 news release regarding appointment of chief financial officer and other key executive and board changes. (Incorporated by reference to exhibit 99.3 to Fannie Mae’s Form 8-K, filed November 10, 2005).